February 21, 1997

IPALCO Enterprises, Inc.
One Monument Circle, Room 729
Indianapolis, IN 46206

Attention: John R. Brehm, Vice President & Treasurer

    Re: RECAPITALIZATION

Ladies and Gentlemen:

    You have advised Bank One, Indianapolis, National Association ("Bank One"), National City Bank of Indiana ("NCB"), and The First National Bank of Chicago ("First Chicago"; Bank One, NCB and First Chicago being sometimes referred to collectively herein as the "Initial Lenders" and individually as an "Initial Lender") that IPALCO Enterprises, Inc., an Indiana corporation (the "Borrower"), subject to the prior approval of its Board of Directors, intends to undertake a recapitalization through a self tender offer to purchase up to 12 million shares of the Borrower's outstanding common capital stock, which tender will be conducted over a period ending March 27, 1997 (or such later date, as the same may be extended by the Borrower), through a "Dutch auction" at a price of not more than $34.00, per share (the "Transaction").

    Subject to the terms and conditions set forth below, the Initial Lenders hereby agree with you as follows:

           1. COMMITMENT. Each of the Initial Lenders severally hereby commits to provide one-third of the Aggregate Revolving Loan Commitment for the Revolving Credit Facility, in each case upon the terms and subject to the conditions set forth or referred to herein (this letter being sometimes referred to as the "Commitment Letter"), in the fee letter (the "Fee Letter") dated the date hereof and delivered to the Borrower and in the Summary of Terms and Conditions attached hereto as EXHIBIT A (the "Term Sheet"). Except as otherwise defined herein, terms which are defined in the Term Sheet (including "Aggregate Revolving Loan Commitment" and "Revolving Credit Facility") shall have the same meanings when used in this letter as are ascribed to them in the Term Sheet.

           2. SYNDICATION. The Initial Lenders reserve the right and intend, prior to or after the execution of definitive documentation for the Revolving Credit Facility, to syndicate a portion of the Aggregate Revolving Loan Commitment to one or more other financial institutions (the Initial Lenders and all of such financial institutions being referred to collectively herein as the "Lenders") that will become parties to the definitive credit documentation for the Revolving Credit Facility. In that connection, promptly following your acceptance of the commitments of each of the Initial Lenders hereunder and your public announcement of the Transaction, the Initial Lenders will commence the syndication of the Revolving Credit Facility to such other Lenders. The Borrower agrees that no Lender will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Revolving Credit Facility. It is understood and agreed that the amount and distribution of the fees referred to herein among the Lenders and to the Agents, as identified in the Term Sheet, will be as described in the Fee Letter. The Syndication Agent, as identified in the Term Sheet, will manage all aspects of the syndication, including, without limitation, decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate (which decisions will be made after consultation with the Borrower), and the final allocations of the Aggregate Revolving Loan Commitment among all Lenders (which are likely not to be pro rata among all Lenders).

           You agree actively to assist the Initial Lenders in achieving a timely syndication that is satisfactory to the Initial Lenders. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management (including, but not limited to, the chief executive officer, treasurer and assistant treasurer of the Borrower) and advisors and affiliates of the Borrower, on the one hand, and the proposed syndicate Lenders on the other hand. (Information provided to a proposed Lender will be provided only after such proposed Lender has executed a confidentiality agreement reasonably satisfactory to the Borrower). To assist the Initial Lenders and the Syndication Agent in their syndication efforts, you agree that you will, promptly, upon request by the Syndication Agent or any of the Initial Lenders, (a) provide, and cause your affiliates and advisors to provide, to the Syndication Agent all information reasonably deemed necessary by the Syndication Agent to complete successfully the syndication, including but not limited to, information and projections (including, without limitation, any updated projections requested by the Initial Lenders), prepared by you or on your behalf relating to the Transaction and the credit transactions contemplated hereby, and (b) to assist, and to cause your affiliates and advisors to assist, the Syndication Agent in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, including making available representatives of the Borrower and its subsidiaries.

           3. FEES. As consideration for the commitment of each of the Initial Lenders hereunder and the agreement by the Initial Lenders to arrange, manage, structure and syndicate the Revolving Credit Facility, you agree to pay the fees as set forth in the Term Sheet and in the Fee Letter. You agree that, once paid, such fees and any part thereof shall be nonrefundable under any and all circumstances and regardless of whether the transactions or borrowings contemplated hereby are consummated.

           4. CONDITIONS. The commitment by each of the Initial Lenders hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Revolving Credit Facility satisfactory in all respects to each of the Initial Lenders and their respective counsel. Such definitive documentation shall reflect the terms and conditions set forth herein and in the Term Sheet and contain such other terms as are satisfactory to each of the Initial Lenders and the Borrower. Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of each of the Initial Lenders and the Borrower (it being understood that the terms and conditions of the definitive documentation with respect to the Revolving Credit Facility shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheet).

           The commitment by each of the Initial Lenders hereunder is also subject to (a) there not having occurred or becoming known any material adverse change or prospective material adverse change in the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), solvency, prospects or material agreements of the Borrower and its subsidiaries, taken as a whole, since December 31, 1996, and (b) the satisfaction of the other terms and conditions set forth or referred to herein (including, without limitation, those set forth in paragraphs 2 and 5) and in the Term Sheet.

           5. INFORMATION AND INVESTIGATIONS. You hereby represent and covenant that (a) all information and data (excluding financial projections) concerning the Borrower, its subsidiaries, the Transaction and the credit transactions contemplated hereby (the "INFORMATION") that have been made or will be prepared by or on behalf of you or any of your affiliates or authorized representatives or advisors and that have been or will be made available to the Lenders by you or on your behalf in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning the Borrower, its subsidiaries, the Transaction and the credit transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of you or any of your affiliates or authorized representatives and that have been or will be made available to the Lenders by you or on behalf of you or any of your affiliates or authorized representatives or advisors in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the closing of the Revolving Credit Facility and, if requested by any of the Initial Lenders, for a reasonable period thereafter necessary to complete the syndication of the Revolving Credit Facility so that the representation and covenant in the preceding sentence remains correct. In arranging the Revolving Credit Facility, including the syndication of the Revolving Credit Facility, the Initial Lenders will be using and relying primarily on the Information and the Projections without independent check or verification thereof.

           The commitment of each of the Initial Lenders hereunder is based upon the accuracy and completeness of the financial and other information provided to each Initial Lender by or on behalf of the Borrower and is subject to each Initial Lender being afforded the opportunity to complete the remainder of its customary due diligence investigation. If any Initial Lender's ongoing due diligence investigation discloses information, or any Initial Lender otherwise discovers information not previously disclosed to it, that such believes has had or could have, individually or in the aggregate, a materially adverse impact on the business, assets, liabilities (contingent or otherwise) operations, condition (financial or otherwise), solvency, prospects or material agreements of the Borrower and its subsidiaries, taken as a whole, then each of the Initial Lenders (a) shall be entitled to decline to participate in the financing contemplated herein or (b) may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders.

           6. INDEMNIFICATION. By executing this Commitment Letter, you agree to indemnify and hold harmless, jointly and severally, each of the Initial Lenders and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (each of the Lenders and such other persons being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any such Indemnified Party may become subject arising out of or in connection with or relating to this Commitment Letter, the Fee Letter, the Term Sheet, the Revolving Credit Facility, the loans under the Revolving Credit Facility, the use of proceeds of any such loan, the Transaction or any related transaction and the performance by each of the Initial Lenders, for itself or as an Agent, of the services contemplated by this Commitment Letter and the Term Sheet and will reimburse any Indemnified Party for any and all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower. The Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party's bad faith or gross negligence.

           In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any affiliate of the Borrower in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

           7. COSTS AND EXPENSES. By executing this Commitment Letter, you agree to reimburse each of the Initial Lenders from time to time upon demand for all reasonable out-of-pocket expenses (including, without limitation, expenses of due diligence investigation, syndication expenses, valuation fees and expenses, travel expenses and the reasonable fees, disbursements and other charges of counsel) incurred in connection with the extension and closing of the Revolving Credit Facility, including the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, and the negotiation and preparation of the definitive documentation for the Revolving Credit Facility.

           8. TERMINATION. This Commitment shall expire automatically on February 27, 1997, unless extended in writing by all of the Initial Lenders or accepted on or prior to that date by the Borrower or closing has occurred on or prior to that date. Notwithstanding the foregoing, the compensation, reimbursement, indemnification and confidentiality provisions hereof and of the Term Sheet and the Fee Letter shall survive any termination of this Commitment Letter or the respective commitment of the Initial Lenders hereunder.

           9. GOVERNING LAW. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Indiana (without regard to principles of conflicts of law).

           10. WAIVER OF JURY TRIAL. The Borrower and each of the Initial Lenders waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the transactions contemplated by this Commitment Letter, or the performance and satisfaction by any of the Initial Lenders or other Lenders of any of the commitments extended to Borrower by this Commitment Letter.

    Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Administrative Agent the enclosed duplicate original of this Commitment Letter and the Fee Letter not later than the close of business on February 27, 1997, at which time the respective commitments of each of the Initial Lenders hereunder will expire in the event the Administrative Agent has not received such executed duplicate originals.

Very truly yours,

BANK ONE, INDIANAPOLIS, NATIONAL ASSOCIATION

By:        /s/ J. ALBERT SMITH, JR.
           -------------------------------------------
Name:      J. Albert Smith, Jr.
Title:     President

THE FIRST NATIONAL BANK OF CHICAGO

By:        /s/ GARY S. GAGE
           -------------------------------------------
Name:      Gary S. Gage
Title:     Senior Vice President

NATIONAL CITY BANK OF INDIANA
By:        /s/ MICHAEL C. RECHIN
           -------------------------------------------
Name:      Michael C. Rechin
Title:     Executive Vice President

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

IPALCO ENTERPRISES, INC.

By:        /s/ JOHN R. BREHM
           -------------------------------------------
Name:      John R. Brehm
Title:     Vice President and Treasurer

                        SUMMARY OF TERMS AND CONDITIONS

    Terms defined in the Commitment Letter to which this Summary of Terms and Conditions is attached shall have the same meanings herein as ascribed to such terms in the Commitment Letter.

BORROWER:                      IPALCO Enterprises, Inc., an Indiana corporation
                               ("Borrower").

ADMINISTRATIVE AGENT:          Bank One, Indianapolis, National Association (as such agent, the "Administrative Agent").

DOCUMENTATION AGENT:           National City Bank of Indiana (as such agent, the
                               "Documentation Agent").

SYNDICATION AGENT:             First Chicago Capital Markets, Inc. (as such agent, the
                               "Syndication Agent"). (The Administrative Agent,
                               Documentation Agent and Syndication Agent are collectively referred to as the "Agents").

AGGREGATE AMOUNT OF FACILITY:  Not to exceed $410,000,000 (the "Aggregate Revolving Loan
                               Commitment"), with the exact amount, subject to such
                               maximum, to be selected by the Borrower pursuant to the
                               Transaction prior to closing.

COMMITMENT OF EACH INITIAL
  LENDER:                      One-third of the Aggregate Revolving Loan Commitment.

FACILITY STRUCTURE:            Revolving Credit Facility (the "Revolving Credit Facility")
                               with an initial maximum principal availability equal to the
                               Aggregate Revolving Loan Commitment and thereafter equal to the Adjusted Commitment, as in effect from time to time,
                               which shall terminate on March 31, 2002 ("Revolver
                               Termination Date"). The Adjusted Commitment, as in effect
                               from time to time, shall be determined as follows: Aggre-
                               gate Revolving Loan Commitment LESS the amounts shown below as at the dates stated: *

                                      DATE                                      AMOUNT
                                      --------------  -----------------------------------------------------------

                                      3/31/1998       20% of the Aggregate Revolving Loan Commitment

                                      3/31/1999       40% of the Aggregate Revolving Loan Commitment

                                      3/31/2000       60% of the Aggregate Revolving Loan Commitment

                                      3/31/2001       80% of the Aggregate Revolving Loan Commitment

                                      Revolver        100% of Aggregate Revolving Loan Commitment
                                      Termination
                                      Date

------------------------

* These amounts and the maximum amount of the Aggregate Revolving Loan Commitment assume that the Borrower will modify its financial policies per page 4 of the Projections and may be modified if that assumption is not correct.

USE OF PROCEEDS:               Initial Funding: To fund the Transaction and, to the extent such funding does not fully utilize the Aggregate Revolving
                               Loan Commitment, to purchase shares of the currently
                               outstanding common capital stock of the Borrower in open
                               market transactions.

                               Subsequent Advances: The Borrower may reborrow for general corporate purposes any principal amounts which have been
                               borrowed and repaid.

INTEREST RATES:                Adjusted LIBOR plus the Applicable Margin.

APPLICABLE MARGINS:            The Applicable Margin shall be a variable per annum amount determined from time to time as described on Schedule One
                               hereto.

INTEREST PERIODS:              Interest periods for each LIBOR Rate Advance shall be 1, 2,
                               3 or 6 months, as selected and established by the Borrower from time to time (the "Interest Periods"). There may be no more than four Interest Periods in effect at any one time.

INTEREST PAYMENTS:             Interest shall be payable on the last day of each Interest
                               Period for each LIBOR Rate Advance. If the Interest Period is 6 months, interest shall be payable on the 90th day and on the last day of the Interest Period.

FACILITY FEES:                 On the last Banking Day of each successive March, June,
                               September, and December and on the Revolver Termination
                               Date, the Borrower shall pay to the Lenders for their PRO
                               RATA account a Facility Fee for the Revolving Credit
                               Facility equal to the Facility Fee percentage per annum (as established and determined from time to time as provided in
                               Schedule One hereof) on the average Adjusted Commitment
                               outstanding during the three month period which closes on
                               the date each such Facility Fee is due.

MINIMUM ADVANCES:              Advances shall be in minimum amounts of $2,000,000.

OPTIONAL PREPAYMENT:           LIBOR Rate Advances may be prepaid prior to the end of their respective Interest Periods, upon payment of normal breakage costs/ prepayment premiums.

MANDATORY PAYMENTS:            At any time the balance of the Revolving Credit Facility
                               exceeds the Adjusted Commitment, a principal payment must be made to reduce the principal balance to the Adjusted
                               Commitment then in effect.

REPRESENTATIONS AND
  WARRANTIES:                  Customary for transactions of this type, including but not limited to each of the following with respect to the
                               Borrower and each of its Material Subsidiaries:

                               a.         Corporate Existence and Authority;

                               b.         Binding Effect;

                               c.         Financial Information;

                               d.         No Material Adverse Change;

                               e.         Compliance with Laws, including securities,
                                          environmental, ERISA and Public Utility Holding Company
                                          Act;

                               f.         Payment of Taxes;

                               g.         Absence of Litigation and Adverse Agreements;

                               h.         Absence of Default;

                               i.         Title to Assets;

                               j.         Investment Company Act; and

                               k.         PARI PASSU Indebtedness (Borrower only).

                               As used in this Term Sheet, "Material Subsidiaries" are all subsidiaries of the Borrower, excluding, so long as the aggregate amount of their assets is at all times less than $100,000,000, the following subsidiaries: Store Heat and Produce Energy, Inc., an
                               Indiana corporation; American Energy Service Corp., an Indiana corporation; Cleveland Thermal Energy Corporation, an Ohio corporation; and Cleveland District Cooling Corporation, an Ohio
                               corporation.

CONDITIONS PRECEDENT:          Customary for unsecured credit facilities of this nature, including but not limited to:

  FIRST ADVANCE:               a.         Receipt of financial projections for five (5)
                                          consolidated years, beginning with 1997, which are
                                          satisfactory in all respects to the Agents and Initial
                                          Lenders;

                               b.         Accuracy of representations and warranties;

                               c.         Absence of any Event of Default or Unmatured Event of
                                          Default;

                               d.         Negotiation and execution of documentation for the
                                          Revolving Credit Facility (the "Credit Documents")
                                          satisfactory to the Agents and the Initial Lenders;

                               e.         Determination to the satisfaction of the Agents and
                                          Initial Lenders that there are no material restrictions
                                          or limitations on, or covenants which materially
                                          prohibit or otherwise limit, any Material Subsidiary of
                                          the Borrower from declaring or paying cash dividends to
                                          the Borrower which are otherwise permitted by applicable
                                          law; and

                               f.         No material adverse change in the financial condition,
                                          assets, nature of the assets, operations or prospects of
                                          the Borrower and its subsidiaries, taken on a whole.

  SUBSEQUENT ADVANCES:         a.         Absence of any Event of Default or Unmatured Event of
                                          Default;

                               b.         No Material Adverse Change;

                               c.         Continued accuracy of representations and warranties of
                                          the Borrower; and

                               d.         Notice of Borrowing.

COVENANTS:                     The commitment of each Initial Lender is subject to negotiation of covenants satisfactory to the Agent and the Initial Lenders. These shall be customary for unsecured credit facilities of this type, including but not limited to each of the following (which shall be as respects Borrower and each of its subsidiaries):

  AFFIRMATIVE COVENANTS:       a.         Financial Reporting (including compliance certificates
                                          and all SEC reports and filings);

                               b.         Payment of Taxes;

                               c.         Corporate Existence (the Borrower and Material
                                          Subsidiaries only);

                               d.         Maintenance of Properties (the Borrower and Material
                                          Subsidiaries only);

                               e.         Compliance with laws, including securities,
                                          environmental, ERISA and Public Utility Holding Company
                                          Act;

                               f.         Maintenance of ownership of 100% of the common capital
                                          stock of Indianapolis Power & Light Company and any
                                          Disaggregation Subsidiaries;

                               g.         Payment of Debt (to the extent required to avoid an
                                          Event of Default);

                               h.         Maintenance of Insurance (the Borrower and Material
                                          Subsidiaries only);

                               i.         Use of Proceeds;

                               j.         Compliance with Mortgage and Deed of Trust and other
                                          Debt agreements; and

                               k.         PARI PASSU indebtedness (the Borrower only).

                               The term "Disaggregation Subsidiaries" means any corporation or other business entity or organization to which all or any
                               significant part of the operating assets of Indianapolis Power &
                               Light Company or any of its four primary business components
                               (Generation; Access; Marketing; and Steam ) are assigned or transferred.

  FINANCIAL COVENANTS:         a.         Quarterly Debt to Capital Ratio, with "Capital" being
                                          calculated and determined as in the Borrower's
                                          projections delivered to the Initial Lenders on February
                                          12, 1997 (the "Projections"). The maximum Debt to
                                          Capital Ratio permitted for the quarter ending
                                          immediately prior to the closing shall be .73:1 and for
                                          each of the quarters closing thereafter shall be as
                                          stated on Schedule Two attached hereto.

                               b.         EBIT to Interest Expense Ratio of not less than 2.5:1.
                                          The required EBIT to Interest Expense Ratio shall be
                                          measured on a rolling four quarter basis on and after
                                          the close of the first four quarters following the
                                          closing date. Prior thereto, such Ratio shall be
                                          measured on a rolling four quarter basis, with EBIT
                                          being determined on the basis of the actual quarters
                                          closing after the closing date, plus the EBIT for the
                                          applicable additional quarters closing before the
                                          closing date, but with Interest Expense being measured
                                          and annualized on the basis of the actual quarters
                                          closing after the closing date.

  NEGATIVE COVENANTS:          a.         Prohibition of the incurring of any new Debt which, upon
                                          being incurred, would result in a violation by the
                                          Borrower of the Debt to Capital Ratio (with new Debt
                                          incurred prior to the closing date of any quarter being
                                          deemed for purposes of this covenant as having been
                                          incurred as at the close of the immediately preceding
                                          quarter);

                               b.         Prohibition of restrictions or any limitations of any
                                          kind on cash dividends by any subsidiary to the
                                          Borrower, excepting therefrom: (i) existing limitations
                                          and restrictions in the Articles of Incorporation of
                                          Indianapolis Power & Light Company or the Mortgage and
                                          Deed of Trust of Indianapolis Power & Light Company; and
                                          (ii) restrictions and limitations in credit or debt
                                          agreements with third party creditors which preclude
                                          payment of dividends by the obligor-subsidiary upon the
                                          occurrence of default under the agreement;

                               c.         Negative Pledge (the Borrower only);

                               d.         Limitation on Mergers, Acquisitions, Divestitures and
                                          Stock Redemptions to the extent that, upon closing or
                                          consummation thereof, there would exist an Event of
                                          Default or Unmatured Event of Default;

                               e.         Judgments;

                               f.         Restriction of cash dividends by the Borrower in the
                                          event any Event of Default or Unmatured Event of Default
                                          exists or would be created by cash dividend payment; and

                               g.         Dissolution of the Borrower or any Material Subsidiary.

EVENTS OF DEFAULT:             Customary for these types of facilities and as reasonably required by the Initial Lenders, including but not limited to:

                               a.         Failure to pay principal, interest, or Facility Fees
                                          when due;

                               b.         Noncompliance with covenants;

                               c.         Any representation or warranty shall prove to be
                                          incorrect, false or misleading in a material respect
                                          when made;

                               d.         Insolvency against the Borrower or any Material
                                          Subsidiary; Bankruptcy of the Borrower or any Material
                                          Subsidiary;

                               e.         Default on other Debt, including any default on the Debt
                                          of any subsidiary of the Borrower (excepting Debt of
                                          Mid-America Capital Resources, Inc. or any of its
                                          subsidiaries, if such Debt is not Debt of the Borrower),
                                          when such Debt exceeds $5,000,000 or, excluding
                                          Mid-America Capital Resources, Inc, and its sub-
                                          sidiaries, which results in the actual restriction of
                                          payment of dividends by that subsidiary;

                               f.         Judgments against the Borrower or any Material
                                          Subsidiary; and

                               g.         Change of Control of the Borrower (with the definition
                                          of a "change of control" being the definition provided
                                          to the Borrower on February 19, 1997 by Bank One).

INCREASED COST/CHANGE OF
  CIRCUMSTANCES:               The Credit Documents will contain customary provisions
                               protecting the Lenders in the event of unavailability of
                               funding, illegality, capital adequacy requirements,
                               increased costs, and funding losses.

INDEMNIFICATIONS:              The Borrower will indemnify each of the Lenders and the
                               Agents against all losses, liabilities, claims, damages, or expenses relative to their loans, the Borrower's use of loan proceeds, or the commitments, including but not limited to legal fees and settlement costs whether or not the
                               transaction contemplated hereby is consummated.

TRANSFERS AND ASSIGNMENTS:     From and after public announcement by the Borrower of the
                               Transaction, each of the Initial Lenders may sell and assign their respective Commitments and loans, provided that any
                               single assignment is of not less than $10,000,000, the
                               assignee is approved by the Administrative Agent and the
                               Borrower (which approvals shall not be unreasonably withheld or delayed), and the assignee shall have paid an assignment fee to the Administrative Agent, for such agent's account, in the amount of $2,500. Participations may be granted in
                               any amount.

REQUIRED BANKS:                Excepting approvals of changes which customarily require
                               unanimous approval, the Required Bank Percentage for
                               approvals and waivers will be 50.1%.

EXPENSES:                      The Borrower will pay all reasonable legal and other
                               reasonable out-of-pocket expenses of the Administrative
                               Agent related to this transaction and any subsequent waivers or amendments and all reasonable attorneys' fees and
                               expenses of the Lenders upon any Event of Default and
                               enforcement of the Revolving Credit Facility obligations.

GOVERNING LAW:                 State of Indiana.

DEFINITIONS:                   As used in this Term Sheet, the term "Interest Expense"
                               means, for any period and any person, the interest expense of such person for that period determined in accordance with generally accepted accounting principles ("GAAP"), plus the aggregate amount due and payable during such period to the holders of any preferred stock or other equity of such
                               person, excepting only dividends payable on the common
                               capital stock of such person. As used in this Term Sheet,
                               the term "Debt" means, with reference to any person, as of any date, without duplication: (a) all indebtedness,
                               liabilities and obligations of such person for borrowed
                               money; (b) all obligations of such person as lessee under
                               any lease which has been (or which in accordance with GAAP should be) capitalized on the books of the lessee; (c) all obligations, indebtedness and liabilities which are secured by any Lien on any asset of such person, whether or not the obligation, indebtedness or liability secured thereby shall have been assumed by such person; and (d) all obligations, indebtedness and liabilities of others similar in character to those described in clauses (a) through (c) of this
                               definition for which such person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations, indebtedness or
                               liabilities such person assures a creditor against loss or agrees to take any action to prevent any such loss (other
                               than endorsements of negotiable instruments for collection in the ordinary course of business), including without
                               limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar
                               obligations and all obligations of such person to advance
                               funds to, or to purchase assets, property or services from, any other person in order to maintain the financial
                               condition of such other person.

ANTICIPATED CLOSING DATE:      No later than March 31, 1997.

                                  SCHEDULE ONE

    From the closing date of the Revolving Credit Facility until the earlier of 60 days and the obtaining of a rating by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P") of the Borrower's senior unsecured debt (which rating the Borrower agrees to promptly seek upon acceptance of the Commitment Letter), the Applicable Margin shall be .25% per annum and the Facility Fee shall be .10% per annum for the first thirty days of such period and .125% per annum for the balance of such period. Thereafter, prior to maturity the Applicable Margin and the Facility Fee shall be the specific percentage rates per annum shown in the following table, using at any time the higher of the Moody's and the S&P ratings of the Borrower's senior unsecured debt, as in effect from time to time (except that, if there is a difference between the ratings of more than one level, then it shall be the higher rating less one rating level):

                  EQUAL TO OR
                  HIGHER THAN                                                                   LESS THAN
   RATING            A+/A1              A/A2               A-/A3            BBB+/BAA1           BBB+/BAA1
Applicable
  Margin.....           0.00225            0.25               0.25               0.3                  0.4
Facility
  Fee........           0.1                0.1                0.125              0.15                 0.2

                                  SCHEDULE TWO

                                                                           RATIO IF INITIAL
                                                                          AGGREGATE REVOLVING     RATIO IF INITIAL
                                                                          LOAN COMMITMENT IS     AGGREGATE REVOLVING
                                                                             IN EXCESS OF        LOAN COMMITMENT IS
QUARTER ENDING                                                               $307,000,000       $307,000,000 OR LESS
-----------------------------------------------------------------------  ---------------------  ---------------------
3/31/97................................................................            .73:1                  .66:1
6/30/97................................................................            .73:1                  .66:1
9/30/97................................................................            .73:1                  .66:1
12/31/97...............................................................            .69:1                  .63:1
3/31/98................................................................            .69:1                  .63:1
6/30/98................................................................            .69:1                  .63:1
9/30/98................................................................            .69:1                  .63:1
12/31/98...............................................................            .64:1                  .59:1
3/31/99................................................................            .64:1                  .59:1
6/30/99................................................................            .64:1                  .59:1
9/30/99................................................................            .64:1                  .59:1
12/31/99...............................................................            .59:1                  .57:1
3/3/2000...............................................................            .59:1                  .57:1
6/30/2000..............................................................            .59:1                  .57:1
9/30/2000..............................................................            .59:1                  .57:1
12/31/2000.............................................................            .58:1                  .57:1
3/31/2001..............................................................            .58:1                  .57:1
6/30/2001..............................................................            .58:1                  .57:1
9/30/2001..............................................................            .58:1                  .57:1
12/31/2001.............................................................            .57:1                  .57:1
3/31/2002..............................................................            .57:1                  .57:1